Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, August 21, 2015 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.111958 per unit, payable on September 28, 2015, to unitholders of record on August 31, 2015. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.111958 per unit is lower than the $0.144893 per unit distributed last quarter. As compared to the previous quarter, the prices for both oil and natural gas have decreased while the volumes of both oil and natural gas produced and included in the current distribution increased slightly from the previous quarter. This distribution is lower than the $0.367233 per unit distributed in the comparable quarter in 2014. As compared to the comparable quarter in 2014, the volume of oil produced and included in the current distribution has decreased and the volume of natural gas produced and included in the current distribution has increased. The prices of both oil and natural gas have decreased from the comparable quarter in 2014.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

*          *          *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839